Exhibit 99

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com

News	Contact:
Jeremy Neuhart
PPG Corporate Communications
412-434-3046
neuhart@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

Stephen F. Angel of Praxair joins PPG Industries board

PITTSBURGH, Dec. 9, 2010 – PPG Industries (NYSE: PPG) announced today that its directors have elected Stephen F. Angel as a member of the company’s board, effective today. He also has been appointed to the board’s Nominating and Governance Committee and the Technology and Environment Committee. Angel, 55, is chairman, president and CEO, Praxair, Inc., Danbury, Conn., a leading producer and distributor of atmospheric, process and specialty gases and high-performance surface coatings.

“Steve’s strong global business experience will be valuable in helping guide PPG’s efforts to optimize profitable growth, especially in emerging regions,” said Charles E. Bunch, PPG chairman and CEO.

Angel became president and CEO of Praxair, Inc., in January 2007, and chairman of Praxair in May 2007. Before becoming CEO, he served as president and chief operating officer from March to December 2006 and as executive vice president from 2001 to 2006. Prior to joining Praxair, Angel held various executive positions at General Electric Company, including general manager for GE’s industrial systems power equipment business and general manager, marketing and sales, for GE’s transportation systems business. Angel is a director on the boards of the U.S.-China Business Council and the American Chemistry Council. He also is a member of the Business Roundtable and the U.S.-Brazil CEO Forum. Angel received a bachelor’s degree in civil engineering from North Carolina State University and a master’s degree in business administration from Loyola College in Baltimore.

About PPG

PPG Industries’ vision is to continue to be the world’s leading coatings and specialty products company. Founded in 1883, the company serves customers in industrial, transportation, consumer products, and construction markets and aftermarkets. With headquarters in Pittsburgh, PPG operates in more than 60 countries around the globe. Sales in 2009 were $12.2 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.

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